Medifast Announces First Quarter 2023
Financial Results

BALTIMORE - May 1, 2023 /PRNewswire/ -- Medifast (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the first quarter ended March 31, 2023.
First Quarter 2023
•Revenue of $349.0 million, with revenue per active earning coach of $5,945
•Independent active earning OPTAVIA Coaches of 58,700
•Net income of $40.0 million
•Earnings per diluted share (“EPS”) of $3.67
•Cash and cash equivalents of $123.7 million and no interest bearing debt.

“We’ve pleased to see revenue and operating income both ahead of expectations in the quarter, as we continue to adjust to the changing dynamics of the business environment,” said Dan Chard, Medifast's Chairman & Chief Executive Officer. “Sustainable long-term growth is at the core of our focus, and we are undertaking a number of initiatives to return the business to a growth trajectory. In addition to working to increase customer acquisition, we are implementing strategies that will expand our addressable market, as we target new demographic segments, geographies, and adjacent categories.”

First Quarter 2023 Results
First quarter 2023 revenue decreased 16.4% to $349.0 million from $417.6 million for the first quarter of 2022, primarily driven by a lower number of active earning OPTAVIA Coaches and lower Coach productivity compared to the prior year, partially offset by a $9.1 million impact from a timing difference related to changes in the Company's sales order terms and conditions with its customers. The change reflects revenue recognition upon delivery to the shipping carrier versus customer receipt. The average revenue per active earning OPTAVIA Coach was $5,945, compared to $6,536 for the first quarter last year, a decline of 9.0%, as continued pressure on customer acquisition more than offset a price increase implemented in November 2022. The total number of independent active earning OPTAVIA Coaches decreased 8.1% to 58,700 compared to 63,900 for the first quarter of 2022.

Gross profit decreased 18.5% to $246.4 million from $302.3 million for the first quarter of 2022, driven by lower revenue as well as cost inflation from raw ingredients, shipping and labor. Gross profit margin was 70.6% compared to 72.4% in the first quarter of 2022, reflecting de-leverage of fixed costs due to lower sales volumes, the impact of a program in January aimed at driving customer acquisition, and product cost inflation.

Selling, general, and administrative expenses (“SG&A”) decreased 22.0% to $192.9 million compared to $247.2 million for the first quarter of 2022. As a percentage of revenue, SG&A decreased 390 basis points to 55.3% of revenue, as compared to 59.2% for the first quarter of 2022. The decrease in SG&A expenses reflected progress on several cost reduction and optimization initiatives as well as decreased Coach compensation due to lower sales volumes and fewer active earning Coaches.

Income from operations decreased 2.9% to $53.5 million from $55.1 million in the prior-year period. As a percentage of revenue, income from operations was 15.3% for the first quarter of 2023 compared to 13.2% in the prior-year period.

The effective tax rate was 25.1% for the first quarter of 2023 compared to 24.0% in the prior-year period. The increase in the effective tax rate was primarily driven by an increase in the limitations on executive compensation and meal and entertainment costs, partially offset by an increase in a tax benefit for research and development.

In the first quarter of 2023, net income was $40.0 million, or $3.67 per diluted share, based on approximately 10.9 million shares of common stock outstanding. In the first quarter of 2022, net income was $41.8 million, or $3.59 per diluted share, based on approximately 11.6 million shares of common stock outstanding.

Capital Allocation and Balance Sheet
The company announced a quarterly cash dividend of $1.65 per share, or $18.0 million, which is payable on May 9, 2023, to stockholders of record as of the close of business on March 28, 2023.

The company’s balance sheet remains strong with $123.7 million in cash and cash equivalents and no interest-bearing debt as of March 31, 2023, compared to $87.7 million in cash and cash equivalents and no debt at December 31, 2022.

Outlook
The company expects second quarter 2023 revenue to be in the range of $250 million to $270 million and second quarter 2023 diluted EPS to be in the range of $1.32 to $1.44. The second quarter 2023 earnings guidance assumes a 24.50% to 26.25% effective tax rate. The guidance includes the impact of investments being made for future growth initiatives, which are expected to continue throughout the year, impacting profitability.

Conference Call Information
A conference call is scheduled for today, Monday, May 1, 2023 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://app.webinar.net/zdVDP4z5KvR and will be archived online and available through August 1, 2023. In addition, listeners may dial (855) 560-2579 to join via telephone.

A telephonic playback will be available from 6:30 p.m. ET, May 1, 2023, through May 8, 2023. Participants can dial (877) 344-7529 and enter passcode 9944720 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Customers achieve Lifelong Transformation, One Healthy Habit at a Time®. As the publicly traded market leader by revenue in the U.S. $7 billion weight management industry, the company has impacted more than 2 million lives through its Community of OPTAVIA Coaches, who teach Customers how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2022 as one of America’s Best Mid-Sized Companies by Forbes, in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model; the impact of rapid growth on Medifast’s systems; disruptions in Medifast’s supply chain; Medifast’s inability to continue to develop new products; effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast’s inability to protect against online security risks and cyberattacks; to protect its brand and intellectual property, or to protect against product liability claims; Medifast’s planned growth into domestic and international markets; adverse publicity associated with Medifast’s products; Medifast’s inability to continue declaring dividends; fluctuations of Medifast’s common stock market price; the prolonged effects of COVID-19 on consumer spending and disruptions to Medifast’s distribution network, supply chains and operations; increases in competition or litigation; the consequences of other geopolitical events, including natural disasters, global health crises, acts of war (including the war in Ukraine), changes in trade policies and tariffs, climate change, regulatory changes, increases in costs of raw materials, fuel, or other energy, transportation, or utility costs and in the costs of labor and employment, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending; and Medifast’s ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands, except par value)

	March 31, 2023	December 31, 2022
ASSETS		
Current Assets		
Cash and cash equivalents	$ 123,748	$ 87,691
Inventories	96,896	118,856
Prepaid expenses and other current assets	9,674	16,237
Total current assets	**230,318**	**222,784**
Property, plant and equipment - net of accumulated depreciation	55,960	57,185
Right-of-use assets	17,091	18,460
Other assets	13,709	12,456
Deferred tax assets	4,528	5,328
TOTAL ASSETS	**$ 321,606**	**$ 316,213**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable and accrued expenses	$ 113,300	$ 134,690
Income taxes payable	13,031	428
Current lease obligations	5,411	5,776
Total current liabilities	**131,742**	**140,894**
Lease obligations, net of current lease obligations	18,964	20,275
Total liabilities	**150,706**	**161,169**
Stockholders' Equity		
Common stock, par value $0.001 per share: 20,000 shares authorized; 10,887 and 10,928 issued and 10,887 and 10,873 outstanding at March 31, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	19,030	21,555
Accumulated other comprehensive income	33	24
Retained earnings	151,826	139,852
Less: treasury stock at cost, 0 and 54 shares at March 31, 2023 and December 31, 2022, respectively	—	(6,398)
Total stockholders' equity	**170,900**	**155,044**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 321,606**	**$ 316,213**